EXHIBIT 5.1


HOLME ROBERTS & OWEN LLP
90 South Cascade Avenue, Suite 1300
Colorado Springs, Colorado 80903-1615
tel 719.473.3800
fax 719.633.1518




December 2, 2004

Board of Directors
Simtek Corporation
4250 Buckingham Dr., #100
Colorado Springs, Colorado  80907

Re:      Simtek Corporation Registration Statement on Form S-8

Dear Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about December 2, 2004 (the "Registration Statement") by Simtek Corporation, a Colorado corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 2,600,000 shares of its common stock, par value $.01 per share (the "Common Stock"), which may be offered and issued under the Simtek 1994 Non-Qualified Stock Option Plan, as amended and as described in the Registration Statement (the "Equity Incentive Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

In connection with this opinion, we have examined the Company's Amended and Restated Articles of Incorporation and Bylaws, the originals or copies certified to our satisfaction of certain corporate records and proceedings of the Company and such other certificates, instruments and documents as we deemed appropriate to enable us to render the opinion expressed below.

In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of and have made no independent investigation of, the statements made in the certificates and other statements or information of or from public officials and officers and representatives of the Company.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Equity Incentive Plan, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Colorado.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


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Simtek Corporation
December 2, 2004
Page 2



We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.



Sincerely,

/S/ HOLME ROBERTS & OWEN LLP